Exhibit 10.27

NET Power, LLC 406 Blackwell Street 4th Floor, Crowe Building Durham, NC 27701 +1 919 667-1800

NET Power, LLC

Amendments to Service Provider Agreement and to the
Consolidated Profits Interest Share Award Agreement of Brian Allen

This Amendment to (1) the Service Provider Agreement, and (2) to the Profits Interest Share Award Agreement of Brian Allen (the “Amendment”), made effective as of the date of completion of signing, below (the “Effective Date”), between NET Power, LLC, a limited liability company organized pursuant to the Delaware Limited Liability Company Act (the “Company”), and Brian Allen, an individual (the “Participant”).

Recitals

Whereas, Participant (as “Service Provider”) and Company are parties to that certain Service Provider Agreement dated effective March 31, 2022 (a copy of which is attached hereto)(the “Existing Service Provider Agreement”);

Whereas, the Company granted to the Participant certain “profits interests” Shares subject to, and in accordance with, the terms and conditions of a Profits Interest Share Award Agreement made effective April 18, 2022 (a copy of which is attached hereto)(the “Existing Profits Interest Agreement”);

Whereas, pursuant to a Written Resolution of Board Members to Set Executive Management Compensation Terms (the “2022 Executive Management Compensation Terms Resolution”)1, the Board made certain adjustments to the Annual Bonus Target set out in Participant’s Service Provider Agreement;

Now, therefore, in consideration of the services of the Participant and such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Participant hereby agree as follows:

1. Effective April 1, 2022, Participant’s Annual Bonus Target as set out in Section 4.2 of the Existing Service Provider Agreement is increased to as follows:

Performance Year (Start – End):	April 1 – March 31
Annual Bonus Target	56% of Base Salary

[1]	Board resolution entitled “Written Resolution of Board Members to Set Executive Management Compensation Terms” (the “2022 Executive Management Compensation Terms Resolution”), fully executed as of April 24, 2022 (DocuSign Envelope ID: 275D393A-DCC8-4F0B-ADFB-3D401FC4FCFE)

2. Participant’s Existing Profits Interest Agreement is amended as follows:

Schedule I of the Existing Profits Interest Agreement is replaced in its entirety by the “Amended and Restated Schedule I to Profits Interest Share Award Agreement of Brian Allen” attached hereto.

In Witness Whereof, this Profits Interest Share Award Agreement has been executed in behalf of the Company and by the Participant effective as of the day and year first above written.

	“NET Power”	“Participant”
Party:	NET Power, LLC	Brian Allen
Address:	406 Blackwell Street, Suite 410 Durham, North Carolina 27701	[***]
By (signature):	/s/ Ron DeGregorio	/s/ Brian Allen
Print Name:	Ron DeGregorio Chief Executive Officer	Brian Allen Chief Operating Officer
Signature Date:	May 2, 2022	May 2, 2022
Email:	[***]	[***]

Amended and Restated Schedule I to Profits Interest Share Award Agreement of Brian Allen

1.	Award Date, Number of Shares Granted, Threshold Amount and Vesting.

Reference	Award Date	Awarded Shares	Threshold Amount (per-share)
“Group 1 Shares”	April 18, 2022	45,000	$211.00
“Group 2 Shares”	April 21, 2022	7,500	$211.00

The Profits Interest Shares granted on the above-identified Award Date(s) are subject to vesting and potential forfeiture as set forth in Section 2, below.

As of the Award Date the fair market value of the Awarded Shares based on the Threshold Amount is determined in good faith to be $0 and the amount paid for the Awarded Shares is $0.

2.	Continued Service; Vesting.

a.	Group 1 Shares

The Group 1 Shares shall Vest in accordance with the following schedule:

Vesting Date	Shares
April 1, 2023	15,000 Group 1 Shares
April 1, 2024	15, 000 Group 1 Shares
April 1, 2025	15, 000 Group 1 Shares

b.	Group 2 Shares

The Group 2 Shares shall Vest in accordance with the following performance-based metric:

●	Vesting to be contingent upon satisfactory performance during the first six (6) months of his employment, as determined by the CEO.

3.	Continued Service; Vesting.

Vesting of any Unvested Group 1 or Group 2 Shares shall be subject to the continued Service to or for the benefit of the Company or its Affiliates, or as otherwise provided herein.

4.	Repurchase Option.

a. If the Service of the Participant with the Company terminates for Cause prior to a Sale of the Company or an IPO, the Company or its designee shall have the right (but not the obligation) to repurchase (the “Repurchase Right”) any or all Vested Shares, subject to the terms and conditions set forth herein and in Section 2.12 the Operating Agreement (including, but not limited to, determination of the Redemption Price as set forth in Section 2.12 of the Operating Agreement, but subject to Section 4.b. of this Schedule I, and provided that the Redemption Price shall take into account the “profits interest” nature of the Shares within the meaning of Revenue Procedure 93-27, 1993-2 C.B. 343, and Revenue Procedure 2001-43, 2001-2 C.B. 191, and the limitation on the rights of the Shares to participate in distributions as set forth in Section 2), the Participant shall be treated as a “Withdrawing Member” and the events described in clauses (a) through (e) above shall be treated as a “Redemption Event”.

b. If the Company exercises the Repurchase Right and the value of the Shares is initially determined by an appraiser selected by the Company, then, notwithstanding anything in Section 2.12(e) of the Operating Agreement to the contrary:

i. The Company shall instruct the appraiser selected by it not to take into account any minority interest discount or any discount for lack of marketability in determining the value of the Shares;

ii. If the Participant disagrees with the value of the Shares as determined by the appraiser selected by the Company and the Participant notifies the Company in writing of such disagreement, the Participant may engage a second independent appraiser to determine the value of the Shares, and the Redemption Price shall be selected by third appraiser mutually agreed by the appraiser selected by the Company and the appraiser selected by the Participant, which third appraiser shall be required to select either the value of the Shares as determined by the appraiser selected by the Company or the value of the Shares as determined by the appraiser selected by the Participant, based on which appraisal such third appraiser believes more accurately reflects the value of the Shares; and

iii. If there is a Sale of the Company pursuant to a sale process initiated by the Company before the first anniversary of the Termination Date and the value of the consideration the Participant would have received with respect to the Shares in connection with such Sale of the Company if such Shares had not been repurchased by the Company exceeds the Redemption Price (as determined prior to taking into account the adjustment contemplated by this Section 4.b.iii), the Redemption Price shall be increased by the amount of such excess.

c. The Company’s Repurchase Right described herein may, in the Company’s discretion, be exercised by a designee or designees of the Company and, for the purposes of this section, references to the “Company” shall (unless the context otherwise requires) include its designee or designees.

d. Notwithstanding anything contained herein, the Company may delay payment of the Redemption Price for such period as may be necessary to avoid adverse accounting consequences for the Company, to avoid violation of the terms of any financing agreement applicable to the Company or to avoid violation of any provisions of Applicable Laws restricting distributions or the redemption of equity by the Company.

e. In the event that any Shares held by the Participant shall be transferred to another person or entity, the Company’s Repurchase Right shall extend and apply to all Shares held by such transferee or transferees.

5.	Restrictions on Transfers.

The restrictions described in the Profits Interest Share Award Agreement, including but not limited to the Repurchase Right described above, shall apply to any Shares held by a transferee or transferees (collectively, the “Transferee”), which Shares were issued to the Participant pursuant to the Profits Interest Share Award Agreement and subsequently transferred to the Transferee. The Company shall be under no obligation to transfer or issue Shares to such Transferee, and such Transferee shall have no rights with respect to any such Shares, until the Transferee has agreed to be subject to the terms and conditions of the Profits Interest Share Award Agreement (including, but not limited to, the provisions of this Schedule I), the Operating Agreement and any other applicable agreement. Any transfer or purported transfer made by a purchaser of Shares under the Profits Interest Share Award Agreement except at the times and in the manner herein specified, will be null and void and the Company shall not recognize or give effect to such transfer on its books and records or recognize the person or persons to whom such proposed transfer has been made as the legal or beneficial holder of those Shares.